Exhibit 99.5

Sent from Rob Bearden

Subject Line: Cloudera and Hortonworks Announce Merger

Team,

I have some exciting news to share. Today we are embarking on the next chapter of our evolution by announcing that we have agreed to combine with Cloudera in a merger of equals. A copy of the press release we issued this morning is attached.

We will be hosting an employee all hands meeting tomorrow, October 4 at 8:30 AM PT to discuss the proposed transaction. Look for a calendar invitation with details. Additionally, some of your immediate questions may be addressed in the Employee FAQ on the Wiki.

This is a transformational event that will fuel innovation and produce substantial benefits for our customers, partners, employees and the community. Many of you are already familiar with Cloudera. By joining Cloudera’s investments in data warehousing and machine learning with Hortonworks’ investments in end-to-end data management, we are establishing a winning combination, which will create the industry’s first enterprise data cloud for enabling actionable insights from the Edge to AI.

Together, we will accelerate the development of key cloud capabilities and create a superior unified platform for big data in the enterprise. Not only will we be better equipped to capitalize on market opportunities, but we will also redefine the future of data as we extend our leadership and expand our offerings.

Thanks to your hard work, we have transformed Hortonworks from a leading Hadoop provider to a premier global data management platform company. We were the first open source software company to IPO in 10 years. We were the fastest enterprise software company to reach $100 million in revenue. We have defined the next generation data architecture to address a very large, complex and fast growing market. We’ve made strategic acquisitions such as Onyara in 2015 to expand our capabilities to the Edge. The results of our transformation are evident: each year since our IPO in 2014, we have continually improved upon our own performance and in Q4 of 2017, we reached a critical financial milestone by becoming operating cash flow positive. With these achievements in mind, we are confident that the combination of Cloudera and Hortonworks positions us for success as we continue to enable the modern data architecture.

Over the years, Cloudera has developed a great respect for our highly talented workforce and shares our values of transparency, collaboration and execution. Most importantly, both of our organizations are culturally grounded in innovation and have a deep commitment to customer success. We are confident that the employees of the combined company will thrive as the organization invests in its people and improves career opportunities and skill sets.

Given the momentous impact of this news, I want to emphasize that a great deal of careful deliberation went into this decision. As a next step, we are establishing an integration team with Cloudera to ensure a detailed and thoughtful plan is developed and implemented.

We currently expect to close the transaction during the first quarter of calendar year 2019, following stockholder approval, U.S. regulatory clearance and other customary closing conditions. The SEC has very strict rules about “soliciting” votes. Any communications about the deal can be viewed as a solicitation, so all communications (tweets, re-tweets of articles, blogs, and Facebook posts) must be reviewed by legal. Until the merger closes, Hortonworks and Cloudera will continue to operate as separate companies. Do not reach out to Cloudera’s employees or coordinate any business efforts with them. It is important to remember that until the transaction closes, it is business as usual. Please continue to stay focused on what really matters: making our customers successful.

As always, it’s important that we speak with one voice. Please refer any media inquiries regarding today’s announcement to Michelle Lazzar and any investor inquiries to Reuben Gallegos.

On behalf of our Board of Directors and leadership team, I extend my deepest gratitude for your continued dedication to Hortonworks. Each of you has played a critical role in establishing Hortonworks as an industry leader. You should all be proud of what we have accomplished, and I hope you share my excitement about the future of Hortonworks and the tremendous opportunities ahead.

-      Rob

Additional Information and Where to Find It
In connection with the proposed merger between Cloudera, Inc. (“Cloudera”) and Hortonworks, Inc. (“Hortonworks”), Cloudera intends to file a registration statement on Form S-4 containing a joint proxy statement/prospectus of Hortonworks and Cloudera and other documents concerning the proposed merger with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement will be mailed to the stockholders of Cloudera and Hortonworks in advance of the special meeting. BEFORE MAKING ANY VOTING DECISION, HORTONWORKS’ AND CLOUDERA’S RESPECTIVE STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF HORTONWORKS AND CLOUDERA WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the joint proxy statement/

prospectus and other documents containing important information about Hortonworks and Cloudera, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Hortonworks and Cloudera make available free of charge at www.hortonworks.com and www.cloudera.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.
Participants in the Solicitation
This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Hortonworks, Cloudera and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Hortonworks and Cloudera in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the joint proxy statement/prospectus referred to above. Security holders may also obtain information regarding the names, affiliations and interests of Hortonworks’ directors and executive officers in Hortonworks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on March 15, 2018, and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on April 24, 2018. Security holders may obtain information regarding the names, affiliations and interests of Cloudera’s directors and executive officers in Cloudera’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018, which was filed with the SEC on April 4, 2018, and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on May 16, 2018. To the extent the holdings of Hortonworks securities by Hortonworks’ directors and executive officers or the holdings of Cloudera securities by Cloudera’s directors and executive officers have changed since the amounts set forth in Hortonworks’ or Cloudera’s respective proxy statement for its 2018 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the joint proxy statement/prospectus relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, Hortonworks’ website at www.hortonworks.com and Cloudera’s website at www.cloudera.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Such factors include, but are not limited to: (i) Hortonworks or Cloudera may be unable to obtain stockholder approval as required for the merger; (ii) other conditions to the closing of the merger may not be satisfied; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the merger on the ability of Hortonworks or Cloudera to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Hortonworks or Cloudera does business, or on Hortonworks’ or Cloudera’s operating results and business generally; (v) Hortonworks’ or Cloudera’s respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management’s attention due to the merger; (vi) the outcome of any legal proceedings related to the merger; (vii) Hortonworks or Cloudera may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ix) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (x) the risk that Hortonworks or Cloudera may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; and (xi) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Hortonworks and Cloudera are set forth in their respective filings with the SEC, including each of Hortonworks’ and Cloudera’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of Part II of Hortonworks’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 under the heading “Risk Factors” and Item 1A of Part II of Cloudera’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2018 under the heading “Risk Factors.” The risks and uncertainties described above and in Hortonworks’ most recent Quarterly Report on Form 10-Q and Cloudera’s most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Hortonworks and Cloudera and their respective businesses, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Readers should also carefully review the risk factors described in other documents that Hortonworks and Cloudera file from time to time with the SEC. The forward-looking statements in this document speak only as of the date of this document. Except as required by law, Hortonworks and Cloudera assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.